Exhibit 99.1

Contact:
David Smith
212-479-3140

NEW SENIOR ANNOUNCES AUTHORIZATION OF SHARE REPURCHASE PROGRAM

NEW YORK — December 1, 2015 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that the Company's Board of Directors authorized the repurchase of up to $100 million of the Company's common stock over the next 12 months. Under the program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's shares, trading volume, capital availability, Company performance and general economic and market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases of its shares under this authorization.  The stock repurchase program may be suspended or discontinued at any time.

“We are pleased that our Board of Directors has authorized a share repurchase program,” New Senior Chief Executive Officer Susan Givens said. “We view our current valuation as a significant discount to the underlying value of our unique and hard-to-replicate portfolio of private pay senior housing properties.  Our team is focused on enhancing shareholder value, and we believe that, given current market conditions, buying back shares of our common stock represents an attractive investment.”

ABOUT NEW SENIOR
New Senior is a real estate investment trust focused on investing in senior housing properties across the United States. The Company is the only pure play senior housing REIT and is one of the largest owners of senior housing properties. Currently, New Senior owns 154 properties located across 37 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain items in this press release, including without limitation statements as to the amount, timing and manner of the Company’s repurchase of its shares pursuant to the stock repurchase program described above, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.